As filed with the Securities and Exchange Commission on August 18, 2014

Registration No. 333-100809

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4108550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9550 West Higgins Road Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Taylor Capital Group, Inc. 1997 Incentive Compensation Plan and 2002 Incentive
Compensation Plan

(Full title of the plan)

Jill E. York

Vice President and Chief Financial Officer

MB Financial, Inc.

800 West Madison Street

Chicago, Illinois 60607

(Name and address of agent for service)

(888) 422-6562

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) of Taylor Capital Group, Inc., a Delaware corporation (the “Registrant”):

File No. 333-100809, pertaining to the registration of shares of the Registrant’s common stock issuable under the Registrant’s 1997 Incentive Compensation Plan and 2002 Incentive Compensation Plan.

On July 14, 2013, the Registrant entered into an Agreement and Plan of Merger (as amended by the amendment thereto entered into on June 30, 2014, the “Merger Agreement”) with MB Financial, Inc., a Maryland corporation (“MB Financial”).   Effective August 18, 2014, pursuant to the Merger Agreement, the Registrant merged with and into MB Financial (the “Merger”), with MB Financial as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on the 18th day of August, 2014.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MB FINANCIAL, INC., AS SUCCESSOR TO TAYLOR CAPITAL GROUP, INC.

By:	/s/ Jill E. York
Jill E. York
Vice President and Chief Financial Officer of MB Financial, Inc.